Exhibit 99.1

Press Release

TNS, Inc. Announces First Quarter 2009 Financial Results

• Q1 Adjusted Earnings Reached $7.3 Million or $0.29 per Share -

• 2009 Outlook Updated to Include Communications Services Group Contribution -

• CSG Projected to Add $144-148 Million to 2009 Revenue and $0.31-$0.36 to 2009 Adjusted EPS -

RESTON, Va. — May 5, 2009 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its first quarter 2009 results.

Henry H. Graham, Jr., CEO, commented, “First quarter 2009 results reflect consistent performance and execution, despite the effects of foreign currency and the global economy, with revenue solidly within our expected range and adjusted earnings per share slightly above our expectation.  International Services Division revenue, as expected, was pressured by foreign currency translation and transaction softness in certain countries, though we continued to gain share in our markets.  Financial Services Division revenue growth accelerated from the prior quarter’s rate as we gained additional market share and continued to migrate a large customer’s connections onto our network.  POS division revenue delivery improved from prior quarters as transaction softness was increasingly offset by growth in broadband installations including CO-OP Financial Services’ ATM network migration and the introduction of our ATM processing products in Canada.  While Telecommunication Services Division revenue decreased as expected, we continued to grow in the cable vertical and subsequently recouped two large caller ID customers with the acquisition of the Communications Services Group (CSG) from VeriSign.  Overall, our results indicate that we are weathering currency and economic factors well.”

Mr. Graham continued, “TNS’ acquisition of CSG is now closed.  This investment immediately strengthens our competitive position within TSD, improves our suite of services, enhances the cash flow dynamics of our business model and expands our future growth opportunities.  Our priorities are now to implement our integration plan and prioritize investments across all of our business segments.  Near-term demand for our cost-effective and mission-critical solutions has remained steady, and we continue to manage costs closely.  With our strong balance sheet post-acquisition, history of successful integrations and well articulated internal objectives, we are well-positioned for 2009.”

Total revenue for the first quarter of 2009 decreased 10.5% to $75.3 million from first quarter 2008 revenue of $84.1 million. On a constant dollar basis, revenue decreased 0.4% to $83.8 million.

First quarter 2009 GAAP net loss was $24,000, or $0.00 per share, versus first quarter 2008 GAAP net income of $1.6 million, or $0.06 per share.  Included in selling, general and administrative expenses for the first quarter 2008 was a $0.9 million pre-tax benefit associated with the settlement of a state sales tax liability.  Excluding this item and related tax effects, first quarter 2008 net income was $0.7 million, or $0.03 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the first quarter of 2009 decreased 17.3% to $16.3 million versus $19.7 million for the first quarter of 2008.  Excluding the above-mentioned pre-tax benefit from first quarter 2008 results, EBITDA before stock compensation expense decreased 13.4% to $16.3 million versus $18.9 million.  On a constant dollar basis and excluding the above mentioned pre-tax benefit, EBITDA before stock compensation expense for the first quarter of 2009 increased 0.5% to $18.9 million.

Adjusted earnings decreased 12.4% to $7.3 million, or $0.29 per share, for the first quarter of 2009 compared to adjusted earnings of $8.3 million, or $0.33 per share, for the first quarter of 2008.  Excluding the above-mentioned pre-tax benefit from first quarter 2008 results, adjusted earnings for the first quarter of 2009 decreased 4.1% to $7.3 million, or $0.29 per share, from $7.5 million, or $0.30 per share, for the first quarter 2008.  On a constant dollar basis excluding the pre-tax benefit, adjusted earnings for the first quarter of 2009 increased 18.4% to $9.0 million, or $0.36 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share, excluding the first quarter 2008 benefit, at currency exchange rates reported for first quarter 2009 and at the 2008 rate.

 (In millions, except per share and share amounts)

	First Quarter 2009	First Quarter 2008	% Change	First Quarter 2009 @ 2008 FX rates	% Change@ 2008 FX Rates

Revenues	$75.3	$84.1	(10.5)%	$83.8	(0.4)%
After tax adjusted earnings	$7.3	$7.5	(4.1)%	$9.0	19.7%
Earnings per share	$0.29	$0.30	(3.3)%	$0.36	19.5%
Shares Outstanding	25.2	24.8	0.2%	25.2	0.2%

Financial Review:

First Quarter 2009

•                  First quarter 2009 total revenue decreased 10.5% to $75.3 million from first quarter 2008 revenue of $84.1 million. Included in revenue are the following components:

•                  Revenue from the International Services Division decreased 18.7% to $30.2 million from first quarter 2008 revenue of $37.2 million.  The adverse affect of foreign currency translation was $8.4 million.  On a constant dollar basis, ISD revenue increased 3.7% primarily through higher revenue from sales of our card-not-present services and to a lesser extent from increased broadband connections from payments customers and additional connections from financial services customers.

•                  Revenue from the Financial Services Division increased 12.2% to $12.1 million from first quarter 2008 revenue of $10.7 million.  Revenues increased primarily through continued growth in the number of customer connections and endpoints and to a lesser extent from increases in the average revenue per endpoint from higher bandwidth installations.

•                  Revenue from the Telecommunication Services Division decreased 15.9% to $15.0 million from first quarter 2008 revenue of $17.8 million due primarily to the loss of two customers’ caller ID business last year that is expected to be recovered in the second quarter through the CSG acquisition and to a lesser extent the loss of volume from a customer with whom TNS now competes as a result of the CSG acquisition.  These factors were partially offset by growth in core SS7 network services from customers in the cable vertical.

•                  Revenue from the POS Division decreased 2.1% to $18.0 million from $18.4 million in first quarter 2008.  The decrease in POS Division revenue was primarily attributable to a decrease in transaction volumes of 9.7%, which we attribute to softness in the economy, and a decrease in revenue per transaction mainly resulting from the renewal of certain customer contracts.  This was partially offset by increased revenue generated from installations of managed broadband products and to a lesser extent from the sales of our ATM processing products in Canada.

•                  First quarter 2009 gross margin decreased 50 basis points to 51.1% from 51.6% in the first quarter of 2008.  On a constant dollar basis, first quarter gross margin increased 40 basis points to 52.0% from first quarter 2008’s level.

Outlook:

On May 1, 2009, TNS completed the acquisition of the Communications Services Group from VeriSign, Inc.  TNS has updated its Full Year 2009 consolidated outlook to include the results of these acquired operations from the date of acquisition, which for the remainder of 2009 are estimated to be $144-$148 million in revenue and approximately $0.31 - $0.36 in adjusted earnings per share.

TNS’ Full Year outlook also reflects the following assumptions:

•                  Continued market share penetration in TSD and global POS and FSD by providing innovative value-added, cost-effective services in target markets;

•                  An expectation of continued transaction volume softness and longer new sales cycles; and

•                  Foreign currency translation impact of approximately $29 million to $30 million in revenue, and approximately $0.30 in adjusted earnings per share.

Full Year 2009

(In millions, except per share amounts)

	Full Year 2009	Full Year 2008	% Change	Full Year 2009 @ 2008 FX Rates	% Change @ 2008 FX Rates

Revenues	$468 - $482	$344.0	36.0% - 40.1%	$497 - $512	44.5% - 48.8%
After tax adjusted earnings	$43.9 - $47.8	$40.2	9.2% - 18.9%	$51.7 - $55.6	28.6% - 38.3%
Earnings per share	$1.69 - $1.84	$1.60	5.6% - 15.0%	$1.99 - $2.14	24.4% - 33.8%
Shares Outstanding	26.0	25.2	3.2%	26.0	3.2%

Second Quarter 2009

 (In millions, except per share amounts)

	Second Quarter 2009	Second Quarter 2008	% Change	Second Quarter 2009 @ 2008 FX rates	% Change@ 2008 FX Rates

Revenues	$112 - $116	$90.1	24.3% - 28.7%	$122 - $126	35.4% - 39.8%
After tax adjusted earnings	$10.8 - $12.0	$10.8	0% - 11.1%	$13.2 - $14.5	22.0% - 33.8%
Earnings per share	$0.42 - $0.47	$0.43	(2.3)% - 9.3%	$0.51 - $0.56	19.7% - 31.3%
Shares Outstanding	25.6	25.3	1.2%	25.6	1.2%

Please note that 2008 Full Year results exclude the non-recurring items previously disclosed.  In addition, in the second quarter of 2009, TNS expects to record deal costs associated with the acquisition of the CSG assets through the income statement in accordance with the provisions of SFAS No. 141(R), “Business Combinations, a revision of SFAS No. 141”. These deal costs are excluded from the above outlooks.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ core business continued to perform as expected in the first quarter.  While the timing of working capital payments slowed operating cash flow generation in the quarter, we are on track with our overall objective of strong operating cash flow generation for the year.  Post quarter-end, we successfully raised capital to fund the CSG acquisition and completed the transaction.  TNS’ ability to raise capital in the current environment is a testament to the company’s creditworthiness, track record of operational performance and history of early debt repayment.  This financing does not significantly increase our leverage from pre-acquisition levels.  Going forward, we will continue to measure our combined results on the same metrics as we have in the past.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at a 20% rate.  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss first quarter 2009 results today, May 5, 2009, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3518, passcode # 89288657. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from today at 8:00 p.m. Eastern Time through May 12, 2009, and can be accessed by dialing 617-801-6888, passcode # 38194459.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic recession; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2009.  In addition, the statements in this press release are made as of May 5, 2009.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to May 5, 2009.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008
Revenues	$75,266	$84,125
Operating expenses:
Cost of network services	36,790	40,707
Engineering and development	6,407	7,199
Selling, general, and administrative	17,756	19,445
Depreciation and amortization of property and equipment	5,834	5,967
Amortization of intangible assets	5,605	6,098
Total operating expenses(1)	72,392	79,416

Income from operations	2,874	4,709
Interest expense	(1,451)	(3,709)
Interest income and other income	70	249
Income before income taxes and equity in net loss of unconsolidated affiliates	1,493	1,249
Income tax (provision) benefit	(1,487)	352
Equity in net loss of unconsolidated affiliates	(30)	—
Net income (loss)	(24)	1,601
Basic earnings per share:
Net income (loss)	$(0.00)	$0.07
Diluted earnings per share:
Net income (loss)	$(0.00)	$0.06
Basic weighted average common shares outstanding	25,127,069	24,309,655
Diluted weighted average common shares outstanding	25,127,069	24,738,236

FOOTNOTES:

(1)          Included in operating expenses for the first quarter of 2008 is a pretax benefit related to the settlement of a state sales tax liability of $0.9 million. First quarter 2008 net income excluding the $0.9 million settlement was approximately $0.7 million, or $0.03 per share.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,028	$38,851
Accounts receivable, net	68,522	69,501
Other current assets	12,650	12,121
Total current assets	116,200	120,473

Property and equipment, net	58,424	58,795
Goodwill and identifiable intangible assets, net	156,403	162,765
Other assets	17,933	19,881
Total assets	$348,960	$361,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$49,781	$59,424
Deferred revenue	15,286	16,360
Total current liabilities	65,067	75,784

Long-term debt, net of current portion	178,500	178,500
Other liabilities	4,581	4,815
Total liabilities	248,148	259,099

Total stockholders’ equity	100,812	102,815
Total liabilities and stockholders’ equity	$348,960	$361,914

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net income (loss)	$(24)	$1,601
Non-cash items	15,356	13,343
Working capital items	(11,654)	726
Net cash provided by operating activities:	3,678	15,670

Purchases of property and equipment, net	(5,824)	(6,664)

Net cash used in investing activities:	(5,824)	(6,664)

Repayment of long-term debt	—	(4,000)
Proceeds from tax benefits for stock option expense	—	200
Payment of long-term debt financing costs	(75)	(75)
Proceeds from stock option exercise	—	587
Purchase of treasury stock	(590)	(1,233)
Net cash used in by financing activities:	(665)	(4,521)
Effect of exchange rates on cash and cash equivalents	(1,012)	566
Net (decrease) increase in cash and cash equivalents	(3,823)	5,051
Cash and cash equivalents, beginning of period	38,851	17,805
Cash and cash equivalents, end of period	$35,028	$22,856

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008
EBITDA before stock compensation expense:
Income from operations(GAAP)	$2,874	$4,709
Add back the following items:
Depreciation and amortization of property and equipment	5,834	5,967
Amortization of intangible assets	5,605	6,098
Stock compensation expense	2,004	2,965
EBITDA before stock compensation Expense (1)	$16,317	$19,739

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$1,493	$1,249

Add back the following items:
Equity in net loss of unconsolidated affiliates	(30)	—
Amortization of intangible assets	5,605	6,098
Stock compensation expense	2,004	2,965
Adjusted earnings before income taxes	9,072	10,312
Income tax provision at 20%	(1,814)	(2,062)
Adjusted earnings (2)	$7,258	$8,250

Weighted average common shares - diluted	25,199,287	24,738,286
Adjusted earnings per common share - diluted	$0.29	$0.33

FOOTNOTES:

(1)          Excluding the $0.9 million pretax benefit from the state sales tax settlement, EBITDA before stock compensation expense for the first quarter of 2008 was $18.9 million.

(2)          Excluding the $0.9 million pretax benefit from the state sales tax settlement, adjusted earnings for the first quarter of 2008 were $7.5 million, or $0.30 per share.

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